Exhibit 99.1

For Release  Immediate


Contacts     (News Media) Jim Rosensteele, SVP, Corporate
                Communications 317.817.4418
             (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893


             Conseco announces preliminary results for first quarter


Carmel, Ind., April 30, 2004: Conseco, Inc. (NYSE:CNO) announced today that it expects to report net income (after dividends on convertible exchangeable preferred stock) for the quarter ended March 31, 2004 of between $46 million and $50 million, or between 46 cents and 50 cents per diluted common share. Results for the quarter are expected to include net after-tax gains of approximately $13 million from realized investment gains and severance and credit agreement charges totaling approximately $4 million after tax.

First quarter results were affected by lower interest rates, which caused a compression in the spread earned during the quarter, and by higher mortality.

Given our current expectations, we anticipate that our net income applicable to common stock for the 12 months ending September 30, 2004 will be at the lower end of our previously reported guidance of $175 million to $200 million. Our earnings guidance is based on numerous assumptions and factors. If they prove incorrect, our actual earnings could differ materially from our estimates (see note on forward-looking statements below). Our guidance excludes any impact from realized gains (losses) and the proposed refinancing of our current capital structure described in our Form S-1 Registration Statement initially filed on January 29, 2004.

The foregoing first quarter results are preliminary and subject to revision based upon completion of our first quarter financial statements. No assurance can be given that, upon completion of our financial statements, we will not report materially different results from those set forth above.

The company will comment briefly regarding this press release on a conference call on Friday, April 30 at 9:00 a.m. Eastern Time. To participate, please dial
(800) 260-0719 or (612) 326-1008 at least five minutes before the call start time. The operator will ask you to identify yourself and your company, and will also ask for the passcode for the call, which is "730487."

The company will report results for the first quarter of 2004 before the market opens on Thursday, May 6 and will host a conference call to discuss results later that morning. The earnings conference call will begin at 10:00 a.m. Eastern Time on Thursday, May 6. A webcast of the conference call can be accessed through the Investors section of the company's website as follows: http://www.conseco.com/csp/about_conseco/investors_webcast.htm

Listeners should go to the website at least 15 minutes before the event to register, download and install any necessary audio software. Conseco expects to file its Form 10-Q for the quarter ended March 31, 2004 on Monday, May 10.

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                                                                    Conseco (2)
                                                                 April 30, 2004

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial future. For more information, visit Conseco's web site at www.conseco.com.

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Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for Conseco's products and Conseco's operations or financial results, as well as other statements contain forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with,"
"optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other "forward-looking" information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) the potential adverse impact of our predecessor's Chapter 11 petition on our business operations, and relationships with our customers, employees, regulators, distributors and agents; (ii) our ability to operate our business under the restrictions imposed by our senior bank credit facility or future credit facilities; (iii) our ability to improve the financial strength ratings of our insurance company subsidiaries and the impact of rating downgrades on our business; (iv) our ability to obtain adequate and timely rate increases on our supplemental health products including our long-term care business; (v) general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) our ability to sell products and access capital on acceptable terms, the market value of our investments, and the lapse rate and profitability of policies; (vi) our ability to achieve anticipated synergies and levels of operational efficiencies; (vii) customer response to new products, distribution channels and marketing initiatives; (viii) mortality, morbidity, usage of health care services, persistency and other factors which may affect the profitability of our insurance products; (ix) performance of our investments; (x) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products; (xi) increasing competition in the sale of insurance and annuities; (xii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, including the payment of dividends to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xiii) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; and (xiv) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission.

Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.